Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2014 Results

•                  Net income for the second quarter of 2014 increased by 1.6% compared to June 2013.

•                  Diluted earnings per share of $0.40 for the three months ended June 30, 2014, compared to $0.36 for the three months ended June 30, 2013.

•                  Net interest income for the three months ended June 30, 2014 was $13.4 million, compared to $12.2 million for the three months ended June 30, 2013, an increase of 9.8%.

•                  Net interest margin has increased to 3.39% for the three months ended June 30, 2014 compared to 3.23% for the three months ended June 30, 2013.

•                  Board of Directors declared a quarterly cash dividend of $0.15 per share. This is Territorial Bancorp Inc.’s 18th consecutive quarterly dividend.

•                  Territorial Bancorp Inc.’s wholly-owned subsidiary, Territorial Savings Bank, became a member bank of the Federal Reserve Bank of San Francisco.

Honolulu, Hawaii, July 31, 2014 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.7 million or $0.41 per basic and $0.40 per diluted share for the three months ended June 30, 2014, compared to $3.7 million or $0.37 per basic and $0.36 per diluted share for the three months ended June 30, 2013.  The increase in net income for the second quarter of 2014 was primarily due to increases in interest and dividend income from investment securities and loans. This was offset, in part, by a decrease in gains on sales of investment securities and a decrease in loans.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.15 per share.  The dividend is expected to be paid on August 28, 2014 to stockholders of record as of August 14, 2014.

Allan Kitagawa, Chairman and Chief Executive Officer, said “During the quarter the Bank’s loan portfolio has grown to $903.0 million, a $46.5 million or 5.4% increase compared to December 31, 2013.  The increase in the size of our loan portfolio has been a major contributor to our net interest income growth for the three months ended June 30, 2014.  In addition, we are pleased to announce that we are now one of 38 member banks of the Federal Reserve Bank of San Francisco and one of two in the State of Hawaii.  We also have the distinction of being the only savings bank member of the Federal Reserve Bank of San Francisco.”

Interest Income

Net interest income increased to $13.4 million for the three months ended June 30, 2014 from $12.2 million for the three months ended June 30, 2013. Total interest and dividend income was $14.9 million for the three months ended June 30, 2014 compared to $13.8 million for the three months ended June 30, 2013. The $1.1 million increase in interest and dividend income was primarily due to an increase of $568,000 in interest earned on investment securities and an increase of $561,000 in interest earned on loans.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.5 million for the three months ended June 30, 2014 compared to $1.6 million for the three months ended June 30, 2013.  The decrease in interest expense was primarily due to a $128,000 reduction of interest expense on securities sold under agreements to repurchase which occurred because of the payoff of higher costing borrowings.  During the quarter, interest expense on deposits rose by $29,000 compared to the quarter ended June 30, 2013 due to an increase in deposits. During the quarter ended June 30, 2014, there was a $156,000 provision for loan losses compared to a $16,000 credit to the provision for loan losses for the three months ended June 30, 2013.

Noninterest Income

Noninterest income was $1.3 million for the three months ended June 30, 2014 compared to $2.3 million for the three months ended June 30, 2013.  The reduction in noninterest income was primarily due to a $715,000 decrease in gains on sale of investment securities and a $294,000 decrease in gains on sale of loans.

Noninterest Expense

Noninterest expense increased to $8.7 million for the three months ended June 30, 2014 as compared to $8.6 million for the three months ended June 30, 2013.  The increase in noninterest expense was primarily due to an increase in salaries and employee benefits, occupancy expense, which includes rent, depreciation, repairs and maintenance expenses, and an increase in equipment expense.

Income Taxes and Net Income

Net income for the three months ended June 30, 2014 increased by $58,000 or 1.6% compared to the three months ended June 30, 2013.  The net income for the second quarter of 2014, as compared to the second quarter of 2013, included a $1.2 million increase in net interest income, a $715,000 decrease in gains on sale of investment securities, a $294,000 decrease in gains on the sale of loans and a $218,000 decrease in income taxes

Assets and Equity

Total assets increased to $1.648 billion at June 30, 2014 from $1.617 billion at December 31, 2013.  Loans receivable grew to $903.0 million at June 30, 2014 from $856.5 million at December 31, 2013 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded by a $29.2 million increase in deposits and a $16.7 million decrease in cash and cash equivalents.  Deposits increased to $1.318 billion at June 30, 2014 from $1.289 billion at December 31, 2013.  Total stockholders’ equity increased to $214.6 million at June 30, 2014 from $212.1 million at December 31, 2013 primarily as a result of the Company’s current year’s earnings of $7.2 million offset by $2.8 million of shareholder dividends and $3.9 million of share repurchases.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $795,000 (4 loans) at June 30, 2014, compared to $1.6 million (5 loans) at December 31, 2013.  Non-performing assets totaled $5.1 million at June 30, 2014 compared to $6.0 million at December 31, 2013.  The ratio of non-performing assets to total assets declined to 0.31% at June 30, 2014 from 0.37% at December 31, 2013 and continues to remain one of the lowest in the country.  The allowance for loan losses at June 30, 2014 and December 31, 2013 was $1.5 million and represented 0.17% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Interest and dividend income:
Investment securities	$5,086	$4,518	$10,160	$9,072
Loans	9,760	9,199	19,300	18,429
Other investments	35	66	78	164
Total interest and dividend income	14,881	13,783	29,538	27,665
Interest expense:
Deposits	1,103	1,074	2,194	2,194
Advances from the Federal Home Loan Bank	66	65	132	168
Securities sold under agreements to repurchase	343	471	686	948
Total interest expense	1,512	1,610	3,012	3,310
Net interest income	13,369	12,173	26,526	24,355
Provision (reversal of allowance) for loan losses	156	(16)	165	2
Net interest income after provision for loan losses	13,213	12,189	26,361	24,353
Noninterest income:
Service fees on loan and deposit accounts	524	568	1,023	1,069
Income on bank-owned life insurance	264	258	532	479
Gain on sale of investment securities	309	1,024	655	1,912
Gain on sale of loans	86	380	165	1,025
Other	96	81	262	186
Total noninterest income	1,279	2,311	2,637	4,671
Noninterest expense:
Salaries and employee benefits	5,297	5,012	10,660	10,364
Occupancy	1,409	1,333	2,831	2,584
Equipment	905	851	1,819	1,723
Federal deposit insurance premiums	201	191	400	381
Other general and administrative expenses	935	1,208	1,901	2,259
Total noninterest expense	8,747	8,595	17,611	17,311
Income before income taxes	5,745	5,905	11,387	11,713
Income taxes	2,026	2,244	4,206	4,411
Net income	$3,719	$3,661	$7,181	$7,302

Basic earnings per share	$0.41	$0.37	$0.78	$0.74
Diluted earnings per share	$0.40	$0.36	$0.77	$0.72
Cash dividends declared per common share	$0.15	$0.13	$0.29	$0.25
Basic weighted-average shares outstanding	9,164,801	9,841,162	9,176,108	9,879,050
Diluted weighted-average shares outstanding	9,346,872	10,070,604	9,363,631	10,093,690

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	6/30/2014	12/31/2013
Assets
Cash and cash equivalents	$58,686	$75,365
Investment securities held to maturity, at amortized cost (fair value of $619,843 and $598,007 at June 30, 2014 and December 31, 2013, respectively)	613,247	613,436
Federal Home Loan Bank stock, at cost	11,467	11,689
Loans held for sale	1,504	2,210
Loans receivable, net	902,991	856,542
Accrued interest receivable	4,447	4,310
Premises and equipment, net	5,939	6,056
Bank-owned life insurance	40,774	40,243
Deferred income taxes receivable	6,482	5,075
Prepaid expenses and other assets	2,281	1,978
Total assets	$1,647,818	$1,616,904
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,317,947	$1,288,709
Advances from the Federal Home Loan Bank	15,000	15,000
Securities sold under agreements to repurchase	72,000	72,000
Accounts payable and accrued expenses	22,448	23,933
Current income taxes payable	2,093	1,414
Advance payments by borrowers for taxes and insurance	3,718	3,708
Total liabilities	1,433,206	1,404,764
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,880,383 and 10,051,377 shares at June 30, 2014 and December 31, 2013, respectively	99	101
Additional paid-in capital	75,064	77,340
Unearned ESOP shares	(7,095)	(7,340)
Retained earnings	150,255	145,826
Accumulated other comprehensive loss	(3,711)	(3,787)
Total stockholders’ equity	214,612	212,140
Total liabilities and stockholders’ equity	$1,647,818	$1,616,904

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30, 2014

	Three Months Ended
	June 30,
	2014	2013
Performance Ratios (annualized):

Return on average assets	0.91%	0.93%
Return on average equity	6.95%	6.64%
Net interest margin on average interest earning assets	3.39%	3.23%

	At June	At December
	30, 2014	31, 2013
Selected Balance Sheet Data:

Book value per share (1)	$21.72	$21.11
Stockholders’ equity to total assets	13.02%	13.12%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$795	$1,577
Non-performing assets (2)	5,116	6,000
Allowance for loan losses	1,510	1,486
Non-performing assets to total assets	0.31%	0.37%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	29.52%	24.77%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs